UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
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☐	Soliciting Material Pursuant to §240.14a-12
MOLECULAR INSIGHT PHARMACEUTICALS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
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MOLECULAR INSIGHT PHARMACEUTICALS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2008

To the Stockholders of Molecular Insight Pharmaceuticals, Inc.:

Notice is hereby given that the 2008 annual meeting of stockholders (the “Annual Meeting”) of Molecular Insight Pharmaceuticals, Inc., a Massachusetts corporation (the “Company”), will be held at 10:00 a.m., local time, on Monday, May 12, 2008, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, to consider and act upon the following proposals:

1. To elect three directors to be Class II directors of the Company’s Board of Directors, each to serve for a term of three years or until his or her successor is elected and qualified;

2. To ratify the selection of Deloitte & Touche LLP, independent registered public accounting firm, as auditors for the fiscal year ending December 31, 2008; and

3. To transact such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The Board of Directors has fixed the close of business on April 1, 2008 as the record date. Only the holders of record of the Company’s common stock on the record date are entitled to notice of and to vote at the Annual Meeting. Information relating to the matters to be considered and voted on at the Annual Meeting is set forth in the proxy statement accompanying this notice. Copies of our Annual Report on Form 10-K for the 2007 fiscal year and our 2007 Annual Review are also enclosed.

All stockholders are cordially invited to attend the Annual Meeting in person. To ensure your representation at the Annual Meeting, you are urged to complete, sign, date and return the enclosed proxy card as promptly as possible in the enclosed postage-prepaid envelope, even if you plan to attend the Annual Meeting. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the Annual Meeting. Any stockholder attending the Annual Meeting may vote in person even if he or she has returned a proxy.

By Order of the Board of Directors,

/s/ David S. Barlow
David S. Barlow
Chairman of the Board and Chief Executive Officer

April 11, 2008

PROXY STATEMENT FOR 2008 ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE MEETING
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
REPORT OF AUDIT COMMITTEE
INDEPENDENT PUBLIC ACCOUNTANTS FEES AND SERVICES
COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS
OUTSTANDING EQUITY AWARDS AT YEAR-END
OPTION EXERCISES AND STOCK VESTED
COMPENSATION COMMITTEE REPORT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS
OTHER MATTERS

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
160 Second Street
Cambridge, Massachusetts 02142
(617) 492-5554

PROXY STATEMENT
FOR
2008 ANNUAL MEETING OF STOCKHOLDERS

This Proxy Statement is furnished in connection with the solicitation of the accompanying proxies on behalf of the Board of Directors of Molecular Insight Pharmaceuticals, Inc. (the “Company”) for use at the Company’s 2008 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, May 12, 2008, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, at 10:00 a.m., local time, and any adjournments or postponements of the Annual Meeting.

This Proxy Statement and the accompanying proxy cards, together with the Company’s Annual Report on Form 10-K for the 2007 fiscal year and our 2007 Annual Review, are first being mailed to stockholders entitled to vote at the Annual Meeting on or about April 11, 2008.

ABOUT THE MEETING

Why am I receiving these materials?

At the Annual Meeting, stockholders will act upon matters described in the notice of meeting contained in this Proxy Statement, including the election of directors. We sent you this proxy statement and the enclosed proxy card because the Board of Directors of the Company is soliciting your proxy to vote at the Annual Meeting. You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign, and return the enclosed proxy card, or, if your shares are held by a broker, you may vote your shares by telephone or over the Internet, if authorized by your broker.

Who is entitled to vote?

Only holders of the Company’s common stock outstanding as of the close of business on April 1, 2008 (the “Record Date”) will be entitled to vote at the Annual Meeting. Each stockholder is entitled to one vote for each share of common stock he or she held on the Record Date. As of the close of business on April 1, 2008, 24,966,062 shares of our common stock were issued and outstanding.

Who can attend the Annual Meeting?

All stockholders, or individuals holding their duly appointed proxies, may attend the Annual Meeting. Appointing a proxy in response to this solicitation will not affect a stockholder’s right to attend the Annual Meeting and to vote in person. Please note that if you hold your shares in “street name” (in other words, through a broker, bank, or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the Record Date to gain admittance to the Annual Meeting.

What constitutes a quorum?

A majority of the shares of common stock outstanding on the Record Date must be represented, in person or by proxy, to provide a quorum at the Annual Meeting. If you vote, your shares will be part of the quorum. Shares represented by a proxy card either marked “ABSTAIN” or returned without voting instructions are counted as present for the purpose of determining whether the quorum requirement is satisfied. Also, in those instances where shares are held by brokers who have returned a proxy but are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as present for quorum purposes. However, broker non-votes will not be counted as votes for or against any proposal.

What is the effect of not voting?

It will depend on how your share ownership is registered. If you own shares as a registered holder and do not vote, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. If a quorum is obtained, your unvoted shares will not affect whether a proposal is approved or rejected.

If you own shares in street name and do not vote, your broker may represent your shares at the meeting for purposes of obtaining a quorum. In the absence of your voting instructions, your broker may or may not vote your shares in its discretion depending on the proposals before the meeting. Your broker may vote your shares in its discretion on routine matters such as Proposal 1, the election of directors. Any shares not voted, whether due to abstention or because they constitute broker nonvotes, will not affect the election of directors. Once a share is represented at the Annual Meeting, it will be deemed present for quorum purposes throughout the Annual Meeting (including any adjournment or postponement of that meeting unless a new record date is or must be set for such adjournment or postponement).

How do I vote?

Stockholders who own shares registered directly with the Company’s transfer agent on the close of business on April 1, 2008 can appoint a proxy by mailing their signed proxy card in the enclosed envelope. Street name holders may vote by telephone or Internet if their bank or broker makes those methods available, in which case the bank or broker will enclose the instructions with the Proxy Statement. The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their voting instructions and to confirm that the stockholders’ instructions have been properly recorded.

Can I change my vote after I return my proxy card?

Yes. Even after you have submitted your proxy, you can change your vote at any time before the proxy is exercised by appointing a new proxy bearing a later date, by providing written notice to the Secretary of the Company that you are revoking your proxy, or by voting in person at the Annual Meeting. Presence at the Annual Meeting of a stockholder who has appointed a proxy does not in itself revoke a proxy. Unless so revoked, the shares represented by proxies received by the Board will be voted at the Annual Meeting. When a stockholder specifies a choice by means of the proxy, then the shares will be voted in accordance with such specifications. A written notice to the Company’s Secretary revoking your proxy must be sent to: Corporate Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142.

What am I voting on?

You are voting on two proposals:

1. Election of three directors, with the following as the Board’s nominees:

•	Daniel Frank (nominated as a Class II director with a term to end at the 2011 Annual Meeting of Stockholders);

•	Lionel Sterling (nominated as a Class II director with a term to end at the 2011 Annual Meeting of Stockholders); and

•	Scott Gottlieb, MD (nominated as a Class II director with a term to end at the 2011 Annual Meeting of Stockholders); and

2. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

What are the Board’s recommendations?

The Board recommends a vote:

•	For election of the nominated slate of directors; and

•	For the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2008.

If you sign and return your proxy card, unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” votes, and with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

If your shares are held by your broker as your nominee (that is, in “street name”), you will need to obtain a proxy form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your broker to vote your shares. If you do not give the broker or nominee specific instructions, your broker or nominee can vote your shares with respect to “discretionary” items, but not with respect to “non-discretionary” items. Discretionary items are proposals considered routine under the rules of the Nasdaq Global Market on which your broker may vote shares held in street name in the absence of your voting instructions. On non-discretionary items for which you do not give your broker instructions, the shares will be treated as broker non-votes. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What vote is required to approve the proposals?

Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Annual Meeting. On all other matters being submitted to stockholders, the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the Annual Meeting is required for approval.

Are there any other items that are to be discussed during the Annual Meeting?

No. The Company is not aware of any other matters that you will be asked to vote on at the Annual Meeting. If other matters are properly brought before the Annual Meeting, the Board or proxy holders will use their discretion on these matters as they may arise.

Who will count the vote?

American Stock Transfer & Trust Company, the Company’s transfer agent, will count the vote. Foley & Lardner LLP, the Company’s outside counsel, will serve as the inspector of the election.

Who pays to prepare, mail, and solicit the proxies?

Proxies may be solicited by personal meeting, Internet, advertisement, telephone, and facsimile machine, as well as by use of the mails. Solicitations may be made by directors, officers, and other employees of the Company, as well as the Company’s investor relations firm, none of whom will receive additional compensation for such solicitations. The cost of soliciting proxies will be borne by the Company. It is anticipated that banks, brokerage houses, and other custodians, nominees, or fiduciaries will be requested to forward solicitation materials to their principals and to obtain authorization for the execution of proxies and that they will be reimbursed by the Company for their out-of-pocket expenses incurred in providing those services. All expenses of solicitation of proxies will be borne by the Company.

Delivery of Proxy Materials to Households

Pursuant to SEC rules, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker, or other holder of record may deliver to multiple stockholders sharing the same address a single copy of the Company’s annual report to stockholders and this proxy statement. Upon written or oral request, the Company will promptly deliver a separate copy of the annual report to stockholders and this proxy statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by calling the Company’s Secretary at (617) 492-5554 or by sending a written request addressed to the Company, Attention: Secretary, Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142.

How can I contact the members of the Board?

Stockholders may communicate with the full Board or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attn: Board of Directors (or the individual director(s)), Molecular Insight Pharmaceuticals, Inc., 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

PROPOSAL 1 — ELECTION OF DIRECTORS

The Board of Directors recommends the following nominees for election as directors and recommends that each stockholder vote “FOR” the nominees. Executed proxies in the accompanying form will be voted at the annual meeting in favor of the election as directors of the nominees named below, unless authority to do so is withheld.

Our Board of Directors presently consists of seven members and is divided into three classes (designated “Class I,” “Class II,” and “Class III”), with the number of directors in each class being as nearly equal as possible. Our Board of Directors was first divided into three classes in February 2007 at the time of our initial public offering. Our articles of incorporation and bylaws provide that the directors in each respective class will serve three-year terms expiring at the third annual meeting of stockholders after their elections or until their respective successors have been duly elected and qualified, provided that the initial term of the Class I directors is scheduled to expire at our first annual stockholder meeting following our initial public offering, the initial term of the Class II directors is scheduled to expire at our second annual stockholder meeting following our initial public offering, and the initial term of the Class III directors is scheduled to expire at our third annual stockholder meeting following our initial public offering. Accordingly, at the Annual Meeting, three Class II directors are required to be elected. Our Board of Directors, upon the recommendation of the Governance and Nominating Committee, has nominated Daniel Frank, Lionel Sterling and Scott Gottlieb, M.D. to stand for election as Class II directors.

The persons nominated for election have agreed to serve if elected, and the Board of Directors has no reason to believe that any of these nominees will be unavailable or will decline to serve. In the event, however, that any of the nominees are unable or decline to serve as a director at the time of the annual meeting, the persons designated as proxies will vote for any nominee who is designated by our current Board of Directors to fill the vacancy.

The three nominees for director named above currently are directors of the Company and are proposed to be elected at the Annual Meeting to serve until the 2011 annual meeting of stockholders (as Class II directors). The remaining four directors will continue to serve as members of the Board for the terms described below under “Directors and Executive Officers.” Directors are elected by a plurality of the votes cast (assuming a quorum is present or represented by proxy at the Annual Meeting), meaning that the three nominees receiving the highest number of affirmative votes of the votes represented at the Annual Meeting will be elected as directors. Proxies solicited by the Board will be voted “FOR” the nominees named above unless a stockholder specifies otherwise.

Biographical information and the age (as of the Record Date) for each director nominee to be elected at the Annual Meeting, and each other director and executive officer of the Company can be found below under “Directors and Executive Officers.”

PROPOSAL 2 — RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors recommends the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008 and recommends that each stockholder vote “FOR” the ratification. Executed proxies in the accompanying form will be voted at the annual meeting in favor of the ratification of the independent registered public accounting firm, unless authority to do so is withheld.

At the Annual Meeting, the stockholders will be asked to ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008. The Audit Committee of our Board of Directors has recommended, and the Board of Directors has already selected, Deloitte & Touche LLP as our independent registered public accounting firm for our fiscal year ending December 31, 2008. Deloitte & Touche LLP also served as our independent registered public accounting firm during the fiscal year ended December 31, 2007. Unless a stockholder directs otherwise, proxies will be voted for the approval of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for the 2008 fiscal year. If the stockholders do not approve the appointment of

Deloitte & Touche LLP, the Board will consider the selection of other independent public accountants for the 2008 fiscal year, but will not be required to do so.

The affirmative vote of the majority of all shares of common stock eligible to vote on a matter is required to ratify the selection of Deloitte & Touche LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

In the event the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent registered public accounting firm for such fiscal year if the Board of Directors feels that such a change would be in the best interests of our company and its stockholders.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions and may make a statement if they so desire.

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the director nominees to be elected at the Annual Meeting, and each other director and executive officer of the Company, their ages, and the positions currently held by each such person with the Company as of April 1, 2008.

Name	Age	Position

David S. Barlow	51	Chairman of the Board of Directors, Chief Executive Officer
John W. Babich, Ph.D.	51	President and Chief Scientific Officer
John E. McCray	57	Chief Operating Officer
Norman LaFrance, M.D., FACP, FACNP	60	Senior Vice President, Clinical Development and Chief Medical Officer
Donald E. Wallroth	59	Chief Financial Officer
John A. Barrett, Ph.D.	54	Vice President of Research
Joshua Hamermesh	35	Vice President of Commercial and Business Development
Priscilla Harlan	55	Vice President, Corporate Communications and Investor Relations
James F. Kronauge, Ph.D.	52	Vice President of Process Development
James Wachholz	54	Vice President, Regulatory Affairs and Quality Assurance
David M. Stack	56	Director
Harry Stylli, Ph.D.	46	Director
Daniel Frank(1)	51	Director
Lionel Sterling(1)	70	Director
Scott Gottlieb, MD(1)	35	Director

(1)	Director Nominees

David S. Barlow has served as the Chairman of our Board of Directors since early 2000 and as our Chief Executive Officer since January 2003. Mr. Barlow is a Trustee of McLean Hospital, Bates College, and Newton Country Day School. He is also a member of the President’s Council at Massachusetts General Hospital (MGH), Boston, Massachusetts.

John W. Babich, Ph.D., a founder of our Company in 1997, serves as our President and Chief Scientific Officer and is a member of our Board of Directors.

John E. McCray has served as our Chief Operating Officer since joining Molecular Insight in March 2003. Prior to joining our Company, from 2000 to 2003, Mr. McCray served as the Chief Operating Officer at Pan Pacific Pharmaceuticals.

Norman LaFrance, M.D., FACP, FACNP has served as our Senior Vice President, Clinical Development and Chief Medical Officer since April 2007. From 2005 to 2007 he worked at Bausch & Lomb, where he served as Vice President, Global Pharmaceutical R&D. Dr. LaFrance was with Celltech Americas as Senior Vice President, Medical and Regulatory Affairs from 2002 to 2005.

Donald E. Wallroth has served as our Chief Financial Officer since August 2007. Prior to joining Molecular Insight, Mr. Wallroth worked in the National Life Sciences practice of Tatum LLC, a national financial executive services firm from 2006 to August 2007, where he was deployed as the CFO for prominent New England-based companies. From 2004 to 2005, he was a Partner with Keen Partners, an investment banking firm which focused on raising capital for emerging companies. From 2002 to 2004, he was the Chief Operating Officer of GoldK where he managed its financial and business operations.

John A. Barrett, Ph.D. has served as our Vice President of Research since August 2005. He came to Molecular Insight from Infinity Pharmaceuticals, where he worked from 2003 to 2005 and served as the Senior Director Pharmacology/Toxicology, ADME, and Bioanalytical Chemistry. Prior to Infinity Pharmaceuticals, Dr. Barrett was Senior Director of Pharmacology/Toxicology at EPIX Medical, Inc. from 2000 to 2003.

Joshua Hamermesh has served as our Vice President of Commercial and Business Development since May 2005. From 1999 to 2005, he worked at Genzyme Corporation, where he was the Business Director, Cardiac Cell Therapy and Chief Operating Officer of the company’s MG Biotherapeutics unit. Mr. Hamermesh held several cardiovascular product marketing and business development positions at Genzyme, including Director, Cardiovascular Business Development and Marketing Manager, Genzyme Surgical Products.

Priscilla Harlan has served as our Vice President, Corporate Communications since July 2005. From 2000 to 2005, Ms. Harlan worked at Complete Healthcare Communications, Inc., a medical communications consultancy, where she was an Account Director for pharmaceutical clients.

James F. Kronauge, Ph.D. joined Molecular Insight in December 1999, and after serving in a variety of research positions, became our Vice President of Process Development in August 2005.

James Wachholz has served as our Vice President, Regulatory Affairs and Quality Assurance since May 2005. Prior to joining our Company, from 2003 to May 2005, he worked at Accentia Biopharmaceuticals, where he served as Chief Regulatory Officer. From 1998 to 2003, Mr. Wachholz worked at Sepracor Inc., where he served as the Executive Director of Regulatory Affairs.

David M. Stack has served as a member of the Board of Directors since 2006. Mr Stack is the President and Chief Executive Officer of Pacira Pharmaceuticals, Inc, has been Executive Partner of MPM Capital since 2005 and a Managing Partner of Stack Pharmaceuticals, Inc since 1998. From 2001 until 2004, he was the President and the Chief Executive Officer of The Medicines Company. He currently serves as Director of Bio-Imaging Technologies, Inc, PepTx., Inc., Pacira Pharmaceuticals, Inc., and Elixir Pharmaceuticals Inc.

Harry Stylli, MBA, Ph.D. has served as a member of our Board of Directors since 2004. Dr. Stylli has been President, Chief Executive Officer and a member of the Board of Directors of Sequenom, Inc. since 2005. From 2003 until 2005, he was President and Chief Executive Officer of Xencor, Inc. From 2002 to 2003, he served as co-founder, President and Chief Executive Officer of CovX Pharmaceuticals Inc. From 1995 to 2002 he held various senior roles at Aurora Biosciences Corp., a company he co-founded. In 2001, following the merger between Aurora Biosciences Corp. and Vertex Pharmaceuticals Incorporated, Dr. Stylli served as President of Aurora Biosciences Corp. and Panvera Corporation. Harry Stylli is currently an advisor to Nanosyn, a chemistry company. Since July 2007, he has also been serving as a member of the Board of Directors of Micropharma Limited, a privately held biotechnology company.

Daniel Frank has served as a member of our Board of Directors since 2004. Since 2001, he has worked at Cerberus Capital Management, L.P., a private investment firm. Mr. Frank is also currently a member of the Board of Directors for Aton Pharma, Inc. and Reva Medical Inc.

Lionel Sterling joined our Board of Directors as of the listing of our common stock on the Nasdaq Global Market in February 2007. In 1987, Mr. Sterling founded Equity Resources Inc., a private investment firm, where he has served as President since 1987. He is currently a member of the Board of Directors of Third Wave Technologies.

Scott Gottlieb, MD has served as a member of our Board of Directors since August, 2007. Dr. Gottlieb is also currently a practicing physician, who joined the American Enterprise Institute in 2007 after several years at the U.S. Food and Drug Administration (FDA). Dr. Gottlieb was the Deputy Commissioner for Medical and Scientific Affairs at the FDA from 2005 to 2007. Prior to his appointment as Deputy Commissioner, he served at the FDA in a number of senior capacities in 2003 and 2004, including Senior Advisor for Medical Technology for the FDA Commissioner and Director of Medical Policy Development.

Executive officers of he Company are elected by the Board of Directors on an annual basis and serve until their successors have been duly elected and qualified.

CORPORATE GOVERNANCE AND BOARD MATTERS

Board Meetings and Independence

During the fiscal year ended December 31, 2007 (“Fiscal 2007”), the Board of Directors of the Company held 12 meetings, out of which 4 were in-person and 8 were telephonic, and took action by written consent on three occasions. Each current director attended at least 75% of the total meetings of the Board and the total number of meetings held by all committees of the Board on which he served during Fiscal 2007. It is the Company’s current policy to strongly encourage directors to attend the Annual Meeting, but they are not required to attend. The annual meeting of stockholders for Fiscal 2007 was held on May 14, 2007. Two directors attended our annual meeting for Fiscal 2007.

In addition to the regular meetings of the Board in 2007, the independent members of the Board held one meeting without the management directors, which was attended by all the independent members of the Board.

Our Board of Directors presently has seven members, and biographical information regarding these directors (three of whom are director nominees) is set forth above. The Board has determined that five of its members are “independent directors” as defined under the rules of the Nasdaq Stock Market, Inc. and Rule 10A-3(b)(i) under the Securities Exchange Act of 1934. These five “independent directors” are Messrs. Frank, Stylli, Stack, Sterling and Gottlieb. Mr. Frank is the designated lead independent director and in such capacity is responsible for calling meetings of the independent directors and establishing agenda for such meetings.

Board Committees

The Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Nominating Committee. In addition, the Board of Directors has established a Scientific Advisory Board. The following is a summary description of the respective responsibilities of the Board’s standing committees:

Audit Committee.

The Audit Committee performs the following functions, among others:

•	appointing and replacing our independent registered public accounting firm;

•	reviewing compliance with legal and regulatory requirements;

•	evaluating our audit and internal control functions;

•	reviewing the proposed scope and results of the audit; and

•	reviewing and pre-approving the independent registered public accounting firm’s audit and non-audit services rendered.

The Audit Committee consists of three independent directors, Messrs. Sterling, Stylli and Stack. Each member of the Audit Committee is able to read and understand fundamental financial statements, including our balance sheet, income statement and cash flows statements.

Our Board of Directors has determined that Mr. Sterling is an “audit committee financial expert” as that term is defined in Securities and Exchange Commission regulations. The Audit Committee met seven times in Fiscal 2007. The Audit Committee’s report on its activities during 2007 appears later in this proxy statement under the caption “Audit Committee Report”. The Board of Directors has approved and adopted a written charter for the Audit Committee, and the chairperson of the Audit Committee is Mr. Sterling. A copy of the Audit Committee’s charter is posted on the Company’s website www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website.

Compensation Committee.

The Compensation Committee performs the following functions, among others, as set forth in its committee charter, a copy of which is available at our website at www.molecularinsight.com, including:

•	recommending and approving salaries, incentive compensation and equity-based plans for our executive officers and managers;

•	reviewing corporate goals and objectives relative to executive compensation;

•	evaluating our Chief Executive Officer’s performance in light of corporate objectives;

•	setting our Chief Executive Officer’s compensation based on the achievement of corporate objectives;

•	developing plans for Chief Executive Officer succession; and

•	preparing and issuing reports required under the committee charter.

The Compensation Committee consists of three independent directors, Messrs. Frank, Sterling and Stack. The chairperson of the Compensation Committee is Mr. Frank. The Compensation Committee met six times and took action by written consent once in Fiscal 2007.

A copy of the Compensation Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website.

Governance and Nominating Committee.

The Governance and Nominating Committee performs the following functions, among others, as set forth in its committee charter:

•	developing criteria for director selection;

•	identifying and recommending to the full Board of Directors the director-nominees to stand for election at annual meetings of the stockholders;

•	recommending members of the Board of Directors to serve on the various committees of the Board of Directors;

•	evaluating and ensuring the independence of each member of each committee of the Board of Directors;

•	recommending to the Board of Directors our corporate governance principles; and

•	recommending to the Board of Directors a code of conduct for our directors, officers and employees.

The Governance and Nominating Committee will consider nominees recommended by stockholders who submit such recommendations in writing to our Secretary in accordance with our Bylaws, and include the candidate’s name, biographical data and qualifications. Stockholders recommending nominees must disclose the stockholder’s name and address, class and number of shares of our stock that are owned, the length of such ownership and any relationship between the stockholder and the nominee. Stockholders must also comply with such other procedural requirements as we may establish from time to time. Each nominee is evaluated by our Governance and Nominating Committee, which shall take into account all factors it considers appropriate, which may include judgment, skill, diversity, experiences with businesses and other organizations of comparable size, the interplay of the candidate’s experiences with the experience of other directors, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. At a minimum, a nominee should have distinguished him or herself in a career in industry, government or academia; should be capable of offering sound advice and counsel to us and our Chief Executive Officer; must possess the highest personal and professional ethics, integrity and values; and must be eligible to serve a minimum of three years. The Governance and Nominating Committee considers not only the individual talents and skills of each nominee, but also the range of talents and skills represented by all members of our Board of Directors. Our Governance and Nominating Committee may, but need not, use the services of an executive search firm to help it to identify, evaluate and attract the best candidates for nomination as a director.

The Governance and Nominating Committee consists of three independent directors, Messrs. Frank, Sterling and Gottlieb, and the chairperson of the Governance and Nominating Committee is Mr. Frank. The Governance and Nominating Committee met three times during Fiscal 2007. A copy of the Governance and Nominating Committee’s charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website.

Scientific Advisory Board.

In addition to the foregoing, our Board of Directors has established a group of respected scientists in the biochemistry, organic and inorganic chemistry, cardiology, radiation oncology, nuclear medicine and radiology fields to advise it on scientific, technical and commercialization issues. The scientific advisory board does not have any authority with respect to the governance of our company but provides advice on the scientific results and strategy of our products and research and development efforts. The advisors are currently William C. Eckelman, Ph.D., who serves as Chairman; Ronald L. Van Heertum, M.D.; Ross J. Baldessarini, M.D.; Peter Conti, M.D., Ph.D.; Alan Davison, Ph.D., F.R.S.; Duncan H. Hunter, Ph.D.; Alan P. Kozikowski, Ph.D.; Rob Mairs, Ph.D.; H. William Strauss, M.D.; Vladimir Torchilin, Ph.D.; John F. Valliant, Ph.D.; Barry Zarett, M.D.; and Jon A. Zubieta, Ph.D.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a Code of Business Conduct and Ethics that is applicable to all of the employees and directors of the Company and its subsidiaries. The text of the Code of Business Conduct and Ethics is posted on the website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of our website.

Communications with the Board of Directors

Stockholders may communicate with the full Board of Directors or individual directors by submitting such communications in writing to Molecular Insight Pharmaceuticals, Inc., Attention: Board of Directors (or the individual director(s)), 160 Second Street, Cambridge, Massachusetts 02142. Such communications will be delivered directly to the directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, an officer, director, or greater-than-10% stockholder of the Company must file a Form 4 reporting the acquisition or disposition of Company’s equity securities with the Securities and Exchange Commission no later than the end of the second business day after the day the transaction occurred unless certain exceptions apply. Such persons must also file initial reports of ownership on Form 3 upon becoming an officer, director, or greater-than-10% stockholder. Transactions not reported on Form 4 or Form 3 must be reported on Form 5 within 45 days after the end of the Company’s fiscal year. Based on information available to us, we believe that during fiscal year 2007 all applicable Section 16(a) filing requirements were met, except that, due to unwitting oversights: (i) Harry Stylli was late in filing a report of an open market purchase of an aggregate of 7,500 shares of the Company’s common stock. None of the shares purchased by Mr. Stylli on the open market was sold during the fiscal year 2007; and (ii) Messrs. Barlow, Babich and McCray were late in reporting employee stock option awards that they received in fiscal year 2007. None of the options covered by such awards begin to vest until November 2008. Forms 5 have been filed to report the aforementioned transactions involving Messrs. Stylli, Barlow, Babich and McCray, albeit after the lapse of the 45 days period following the end of the fiscal year 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our common stock as of March 14, 2008 with respect to (i) each person known by the Company to beneficially own more than 5% of the Company’s common stock, (ii) each of the Company’s named executive officers, (iii) each of the Company’s directors and director nominees, and (iv) all directors and executive officers of the Company as a group. The number and percentage of shares beneficially owned is determined under rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares of which the individual has the right to acquire beneficial ownership within 60 days of March 14, 2008 through the exercise of any stock option, warrant, or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power with respect to the shares shown as beneficially owned. A total of 24,953,562 shares of the Company’s common stock were issued and outstanding as of March 14, 2008.

	Number of Shares of
	Common Stock
Beneficial Owner	Beneficially Owned	Percent

5% Stockholders
Cerberus Partners, L.P.(1)	4,009,709	15.9%
299 Park Avenue, 22nd Floor New York, NY 10171
Highland Capital Management, L.P.(2)	2,488,692	9.97
13455 Noel Road Ste. 1300 Dallas, TX 75240
Standard Pacific Capital Holdings, LLLP(3)	1,755,729	7.04
6501 Red Hook Plaza, Ste. 201 St. Thomas, USVI 00802
QVT Financial LP(4)	1,893,763	7.1
1177 Avenue of the Americas, 9th Floor New York, NY 10036
James Poitras	1,259,483	5.05
3100 Springhead Court Narcoosee, FL 33844
Named Executive Officers, Directors, and Director Nominees
David S. Barlow(5)	2,645,478	10.57
John Babich(6)	679,369	2.67
John McCray(7)	283,434	1.13
Robert Gallahue (former Chief Financial Officer)(8)	89,583	*
Donald E. Wallroth	—	—
Norman D. LaFrance(9)	22,750	*
David Stack(10)	8,333	*
Daniel Frank(11)	147,446	*
Scott Gottlieb	—	—
Harry Stylli(12)	15,833	*
Lionel Sterling(13)	268,561	1.07
Executive Officers and Directors (including Director Nominees) as a Group (14) (16 persons)	4,338,335	16.74

*	Less than 1.0%

(1)	This information is based on Schedule 13D/A filed with the SEC on February 12, 2008 by Stephen Feinberg, as per which Schedule, Mr. Feinberg has sole voting and investment power over all of the shares of common stock held by Cerberus Partners, L.P., a Delaware limited partnership, and affiliates.

As per the aforementioned Schedule, as of December 31, 2007, Cerberus Partners, L.P. owned (i) 3,753,299 shares of common stock and (ii) a warrant to acquire an additional 256,410 shares of common stock. We have not made any independent determination as to the beneficial ownership of such stockholder and are not restricted in any determination we may make by reason of inclusion of such stockholder or its shares in this table.

(2)	This information is based on a Schedule 13G/A dated February 14, 2008 and filed with the SEC on the same date for Highland Capital Management, L.P., along with Strand Advisors, Inc. and James D. Dondero. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(3)	This information is based on a Schedule 13G/A dated February 14, 2008 and filed with the SEC on the same date for Standard Pacific Capital Holdings, L.L.L.P., along with Beaver Creek, Ltd. and Andrew Midler. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(4)	This information is based on a Schedule 13G/A dated February 8, 2008 and filed with the SEC on February 11, 2008 for QVT Financial LP, along with QVT Fund LP, QVT Financial GP LLC and QVT Associates GP LLC. We have not made any independent determination as to the beneficial ownership of such stockholders and are not restricted in any determination we may make by reason of inclusion of such stockholders or their shares in this table.

(5)	Includes 81,250 shares of common stock issuable upon the exercise of options which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

(6)	Includes 505,834 shares of common stock issuable upon the exercise of options which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

(7)	Includes 88,130 shares of common stock issuable upon the exercise of options which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

(8)	Mr. Gallahue resigned from his employment with the Company on April 11, 2007 (see “Executive Employment Agreements”). The figure of 89,583 constitutes entirely of shares of common stock issuable upon exercise of options which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

(9)	Includes 18,750 shares of common stock issuable upon the exercise of option which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

(10)	Includes 8,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

(11)	Includes 4,166 shares of common stock issuable upon the exercise of options which are currently exercisable or which are exercisable within 60 days of March 14, 2008. Mr. Frank is a Managing Director of Cerberus Capital Management, L.P., an entity affiliated with Cerberus Partners, L.P. Mr. Frank has no voting or investment power over shares of common stock held by Cerberus Partners, L.P. and he disclaims beneficial ownership of those shares held by Cerberus Partners, L.P. Accordingly, no shares of our common stock that are held in the name of Cerberus Partners, L.P. are attributed to Mr. Frank. As discussed in footnote 1 to this table, shares of our common stock that are held in the name of Cerberus Partners, L.P. are attributed to Stephen Feinberg.

(12)	Includes 8,333 shares of common stock issuable upon the exercise of options which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

(13)	Includes 33,333 shares of common stock issuable upon exercise of options which are currently exercisable or which are exercisable within 60 days of March 14, 2008.

(14)	Includes a total of 958,703 shares of common stock issuable upon exercise of options which are currently exercisable or which will be exercisable within 60 days of March 14, 2008.

REPORT OF AUDIT COMMITTEE

The Audit Committee is composed of three independent directors and operates under a written charter adopted by the Board of Directors. A copy of the Audit Committee Charter is posted on the Company’s website at www.molecularinsight.com in the “Corporate Governance” subsection in the “Investor Relations” section of the website. The Audit Committee reviews and reassesses this charter annually and recommends any changes to the Board for approval.

During fiscal year 2007, the Audit Committee met seven times.

In the exercise of the Committee’s duties and responsibilities, the Committee members have reviewed and discussed the audited financial statements for fiscal year 2007 with the management and the independent auditors. The Committee also discussed all the matters required to be discussed by Statement of Auditing Standard No. 61 with our independent auditors, Deloitte & Touche LLP. The Committee received a written disclosure letter from Deloitte & Touche LLP as required by Independence Standards Board Standard No. 1 and has discussed with Deloitte & Touche LLP their independence. Based on its review and discussions and subject to the limitations on the role and responsibilities of the Committee in its charter, the Committee recommended to the Board that the audited financial statements for fiscal year 2007 be included in the Company’s Annual Report to shareholders on Form 10-K filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

David M. Stack
Harry Stylli, Ph.D.
Lionel Sterling

April 11, 2008

INDEPENDENT PUBLIC ACCOUNTANTS FEES AND SERVICES

The consolidated financial statements as of and for the years ended December 31, 2007, 2006 and 2005 have been audited by Deloitte & Touche LLP, independent registered public accounting firm. We expect that representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be available to respond to appropriate questions from stockholders and may make a statement if they so desire.

Audit and Related Fees

During Fiscal 2007, the Company engaged Deloitte & Touche LLP to perform the Fiscal 2007 audit and to prepare the Fiscal 2007 income tax returns.

Audit Fees.  The aggregate audit fees billed by Deloitte & Touche LLP for the fiscal years ended December 31, 2007 and 2006 were $711,820 and $634,020, respectively. Audit fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated financial statements and review of the interim condensed consolidated financial statements, as well as other professional services rendered in connection with the Company’s initial public offering included in the Company’s registration statement on Form S-1 filed in February 2007 and services that are normally provided by Deloitte & Touche LLP in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation.

Audit-Related Fees.  There were no fees billed by Deloitte & Touche LLP during Fiscal 2007 or Fiscal 2006 for assurance and related services related to the performance of the audit or review of the Company’s consolidated financial statements and not described above under “Audit Fees.”

Tax Fees.  During Fiscal 2007, Deloitte & Touche LLP billed $17,500 to the Company for preparing the Company’s 2006 tax returns, and during Fiscal 2006, Deloitte & Touche LLP billed $25,000 to the Company for preparing the Company’s 2005 tax returns.

All Other Fees.  There were no fees billed by Deloitte & Touche LLP during Fiscal 2007 or Fiscal 2006 for professional services other than the services described under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above.

The Audit Committee does not believe the provision of non-audit services by the independent accountant impairs the ability of such accountant to maintain independence with regard to the Company.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the Company’s independent auditors in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. Such services and fees of our auditors were pre-approved by the Audit Committee for fiscal year 2007.

COMPENSATION OF EXECUTIVE OFFICERS AND DIRECTORS

Compensation Discussion and Analysis

Overview

We describe our executive compensation program below and provide an analysis of the 2007 compensation paid to and earned by our “named executive officers” — our Chairman and CEO, CFO and three other most highly-compensated executive officers, as well as our former CFO, who resigned in 2007. In 2007, our named executive officers were Messrs. Barlow, McCray, Wallroth and Gallahue (our former CFO), and Drs. Babich and LaFrance. This Compensation Discussion and Analysis should be read in conjunction with the detailed tabular and narrative information regarding executive compensation in this proxy statement.

Objectives

We utilize a compensation package that combines cash and equity, fixed and performance-based payments and short and long-term components in the proportions we believe are most appropriate to attract and retain talented senior management to lead our Company and motivate and reward our senior management for the achievement of annual and longer term business objectives. Our executive compensation program is intended to meet the following objectives:

•	Focus our senior management on the achievement of our annual and longer term performance goals and milestones by basing a significant portion of their compensation on company and individual performance.

•	We place a substantial portion of executive officers’ total compensation at risk based on the achievement of annual and longer term financial, research and development and operating objectives and results through the use of annual and long-term incentive compensation. For our named executive officers in 2007, annual and long-term incentive compensation represented approximately 61% of their total compensation on average (annualized for 2007 new hires). We believe this approach clearly links our executive officer team’s compensation to our results and each executive officer’s contribution to our success.

•	Align the interests of our executive officers with those of our shareholders through the use of equity compensation.

•	We grant equity awards to our executive officers that make up a significant portion of their total direct compensation. In 2007 we granted stock options with an exercise price set at a premium of approximately 65% above the fair market value on the grant date to our continuing executive officers, our CEO, our President and CSO, and our COO. The premium exercise price represented the approximate average stock price since our IPO in February, 2007. We felt that this pricing strategy linked our executives with shareholders who have purchased shares at various prices after our IPO, in some cases at prices well in excess of the fair market value at the time our Committee was considering the 2007 equity awards. We believe that this significant weighting of long-term equity compensation in the total compensation package and the premium exercise price stock option grant to certain executives in 2007 creates alignment with our shareholders.

•	Foster a performance-oriented culture built on shared values, a collegial team-based approach and a commitment to achieving our business and scientific objectives.

•	Our compensation programs are intended to focus our executives’ actions on achieving the goals and milestones that will enable us to build a successful company that creates long-term shareholder value. We evaluate and reward our executive officers based on their contribution to the achievement of these short and longer term goals and objectives.

•	Provide competitive compensation opportunities that allow us to attract and retain the best talent to lead the company in a competitive market for executive talent.

•	We position our compensation at approximately mid-market for salary and target bonus and at approximately the 75th percentile for equity compensation. To the extent that we achieve or exceed our annual goals and create shareholder value, our total direct compensation can be positioned at or above the 75th percentile.

•	Respond to changes at our Company, within the industry and the competitive employment markets as we evolve the Company.

•	By necessity, we will continue to refine and adjust our compensation practices driven by our stage of development and growth as a company.

Administration of Our Executive Compensation Program

Our Compensation Committee approves, administers and interprets our executive compensation and benefit policies, including our equity incentive plans. Our Compensation Committee is appointed by our Board of Directors, and consists entirely of directors who are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of Rule 16b-3 under the Exchange Act. Our Compensation Committee is comprised of Messrs. Frank, Stack and Sterling, and is chaired by Mr. Frank.

Our Compensation Committee reviews and makes recommendations to our Board to ensure that our executive compensation and benefit program is consistent with our compensation philosophy and corporate governance guidelines and is responsible for establishing the executive compensation packages offered to our named executive officers.

Our Compensation Committee has taken the following steps to ensure that our executive compensation and benefit program is both consistent with our compensation philosophy and meets our compensation objectives:

•	Engaged and directed W.T. Haigh & Company, Inc. as our independent executive compensation and benefits consultant to assess the competitiveness of our overall executive compensation program;

•	With the assistance of W.T. Haigh & Company, Inc., developed appropriate executive compensation structures based on targeting a competitive level of pay as measured against our peer group;

•	Maintained a practice of reviewing the performance and determining the total compensation earned, paid or awarded to our Chief Executive Officer;

•	Reviewed on an annual basis the performance of our other named executive officers and other key employees with assistance from our Chief Executive Officer, and determined what we believe to be appropriate total compensation based on competitive levels as measured against our peer group and consistent with the company’s and each executive’s performance; and

•	Maintained the practice of holding executive sessions (without management present) at every Compensation Committee meeting and communicating with other committee members and management informally throughout the year.

Process for Determining Executive Compensation

Throughout the year, the Compensation Committee meets in person or via telephone to establish, review and modify, as necessary, our compensation program, the compensation for our named executive officers, to review ongoing company and executive officer performance and to keep appraised of trends in compensation practices generally. While the Compensation Committee is ultimately responsible for making all compensation decisions affecting our named executive officers, our CEO, Mr. Barlow, plays an important role in the process underlying such decisions. Generally, after the end of our fiscal year, our executive officers including Mr. Barlow complete a self-assessment of their performance for the year. Mr. Barlow receives these self-assessments and prepares an overall review of company performance and his assessment of the executive officers’ performance, including his own, for the Compensation Committee.

Mr. Barlow engages in active dialogue with the Compensation Committee regarding his evaluation of the Company’s performance as well as that of the executive officers. His recommendations for payouts of that year’s incentive cash bonus, as well as recommendations for the coming year for long-term equity awards and base salary, are also discussed with the Compensation Committee prior to final compensation determinations. The Compensation Committee uses Mr. Barlow’s assessments and recommendations as part of its own assessment process to determine final compensation actions for the executive officers, including Mr. Barlow. Mr. Barlow does not participate in the portion of Compensation Committee meetings regarding the review of his own performance or the determination of the actual amounts of his compensation.

In 2007, compensation decisions were made at various points during the year and early 2008 due to unique factors, including (i) the completion of our IPO in 2007 during a time of the year when our performance management and compensation process usually takes place, (ii) the hiring of two senior executive officers, Dr. LaFrance and Mr. Wallroth, during April and August 2007, respectively, and (iii) the Compensation Committee’s desire to consider a number of equity grant alternatives prior to making equity awards. These compensation decisions and their specific timing are described in greater detail below with respect to each primary element of our direct compensation program.

The review of performance for 2007 and the related cash incentive awards, the setting of 2008 base salaries and the approvals of 2008 equity awards were all completed prior to the end of March 2008. Going forward, we expect all compensation actions and approval of the Company’s and executive officers’ annual performance goals to occur within the first 60 days of the new fiscal year. This approach allows the Compensation Committee to consider and approve all elements of executive compensation at the same time, set the year’s performance objectives early in the year and increases the administrative efficiencies and overall coherence of our compensation strategy.

Factors Considered to Determine Total Direct Compensation

In determining the primary elements of executive total direct compensation and the amounts that may be earned, the Compensation Committee considers the following:

Goal Setting.  Generally at the start of each new fiscal year, each executive officer works with the CEO to develop individual performance goals for the upcoming fiscal year and to provide input on overall company goals for the fiscal year. The CEO then discusses the Company’s overall performance goals, each executive officer’s individual goals and his own individual performance goals with the Compensation Committee. The Compensation Committee reviews, modifies and ultimately approves the coming year’s performance objectives for the Company and the named executive officers.

Our Company’s Performance.  As noted above, our compensation program is designed to motivate our executives to achieve our short-term, long-term and strategic performance goals. These goals include key research, clinical, manufacturing, business development and financial objectives, among other thing. As described above, the Compensation Committee generally selects and approves the applicable corporate performance goals for the year during the first quarter.

In 2007, the corporate goals included:

•	Successful completion of our IPO and raising additional capital later in the year;

•	Specific research, development and manufacturing milestones; and

•	Organization and staffing.

Executive Performance.  The following are criteria considered by the Compensation Committee to evaluate individual executive performance for 2007, not all of which are applicable to all executive officers:

•	Role in the research, development, acquisition, licensing and manufacture of key products and technology;

•	Participation in the achievement of certain research, development and manufacturing milestones;

•	Contribution to the management team and development and application of leadership skills;

•	Role in meeting our organization and staffing goals, including personnel recruitment, influence on employee retention and executing management development;

•	Involvement in accessing capital to fund our research, development, operations and other business activities; and

•	Responsibility for full compliance with all applicable financial, legal and regulatory requirements.

Market Benchmarks.  Our market for experienced management is highly competitive. We aim to attract and retain the most highly qualified executives to manage each of our business functions. In doing so, we aim to draw upon a pool of talent that is highly sought after by both large, established pharmaceutical and biotechnology companies in our geographic area and by other development stage life science companies. We believe that the executive compensation practices of our industry in general and of our select peer group in particular provide useful information to help us establish compensation practices that allow us to attract, retain and motivate a talented executive team. Accordingly, each year we review the total cash and equity compensation levels and the levels of the principal elements of our compensation structure — base salary, performance bonus and equity awards — for our named executive officers against comparable compensation paid within our peer group.

As described below, in considering how this data relates to our existing compensation structure, we take into account our relative company size, stage of development, performance and geographic location as compared to these peer companies, as well as what we know about the scope of responsibilities that executives are accountable for at these companies.

We believe we must offer a compensation package that is competitive within our peer group, yet fully aligned with our current stage of development and our annual and longer term performance. We believe that our total target cash and equity compensation levels should be positioned at approximately the 50th and 75th percentiles, respectively, of our peer group, with the opportunity to be positioned above this range for above target performance.

In 2007, Haigh & Company worked with our Compensation Committee to develop a select peer group of 25 companies based on, among other things, market capitalization, number of employees and stage of development. The Compensation Committee intends to review and modify this peer group periodically, to ensure that the peer companies remain aligned with our stage of development. For 2007, the peer group consisted of the following companies:

AMAG Pharmaceuticals, Inc.
Alnylam Pharmaceuticals, Inc.
Altus Pharmaceuticals, Inc.
Ariad Pharmaceuticals, Inc.
Arqule, Inc.
CombinatoRx, Inc.
Curagen Corporation
Cytokinetics, Inc.
Genomic Health, Inc.
Geron Corporation
Idenix Pharmaceuticals, Inc.
Indevus Pharmaceuticals, Inc.
Momenta Pharmaceuticals, Inc.
Neurogen Corporation
Novacea, Inc.
Osiris Therapeutics, Inc.
Pain Therapeutics, Inc.
Panacos Pharmaceuticals, Inc.
Penwest Pharmaceutical Co.
Progenics Pharmaceuticals, Inc.
Renovis, Inc.
Sirtris Pharmaceuticals, Inc.
Synta Pharmaceuticals Corp.
Sunesis Pharmaceutical, Inc.
Viacell, Inc. (acquired by Perkin Elmer, Inc. in late 2007)

In 2007 and early 2008, Haigh & Company compiled executive compensation data for this peer group for use by the Compensation Committee as described above. We also use compensation data from national surveys such as the 2007 Radford Global Life Sciences Survey Executive Report to provide additional context to the peer group data.

Mix of Pay.  In setting total compensation, and in setting the amounts of each primary element of total direct compensation, our Compensation Committee does not rely on a specific target pay mix. Instead, the Compensation Committee is guided by the general principle that a material percentage of an executive’s total compensation should be “at risk” — that is, payable only upon achievement of performance objectives or, as is the case with stock option awards, with value dependent on the appreciation of our stock price — as the executive has increasing responsibility for and impact on Company performance results. Based on this principle, performance-based compensation, in the form of target cash bonus and equity awards, represented approximately 60% of the total direct compensation for our named executive officers in 2007 (on an annualized basis for executives hired during the year).

We believe this pay mix is reasonable in light of compensation practices of peer companies and therefore allows us to remain competitive in seeking and retaining top executive talent. We also believe this pay mix appropriately aligns the interests of our executives with those of our shareholders, by placing a substantial portion of their compensation at risk based on the Company’s performance and the market performance of our stock.

Assessment of 2007 Performance

Our business strategy is to become a leader in the discovery, development and commercialization of innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals. We intend to build our product portfolio in each of these areas through our internal research efforts, our use of proprietary technologies and our acquisition or in-licensing of complimentary products and technologies. In order to enable these strategic initiatives to continue, we must continue to focus on effective financing strategies, which involve raising additional capital through the issuance of equity and debt instruments. We must also focus on continually strengthening our management and scientific teams, in order to provide the human resources necessary to carry out our business objectives.

In 2007, we continued to make significant progress highlighted by the following specific achievements:

Financing

•	Successfully completed our IPO, raising $70 million; and

•	Raised an additional $150 million in November through a bond offering.

Research, Development and Manufacturing

•	We acquired a GMP manufacturing facility in October which will provide us with in-house manufacturing capacity;

•	We strengthened other manufacturing supply arrangements;

•	Met or exceeded certain important Phase I and II clinical trial schedules; and

•	In-licensed two high-potential radiotherapeutic drug candidates.

Organization

•	We continued to develop and expand our management team with the hiring of our CFO, CMO, VP Manufacturing and VP Human Resources, as well as the hiring of key scientific and clinical operations personnel.

Based on the Compensation Committee’s review of performance for 2007, the Compensation Committee set the overall bonus pool funding for the senior executive team at 113% of target.

Components of our Executive Total Direct Compensation Program and 2007 Compensation Actions

When we and the Compensation Committee consider executive total direct compensation, our focus is on our three primary direct compensation elements which consist of:

1. Base Salary	+	2. Annual Cash Performance Awards	+	3. Long-Term Equity Incentives	=	Total Direct Compensation

Base Salary.  Base salary is used to recognize the experience, skills, knowledge and responsibilities required of each executive officer, as well as competitive market conditions. For newly hired personnel, we considered the base salary of the individual at his or her prior employment, market salary levels for similar positions and the individuals experience and potential to take on roles of increasing responsibility. Base salaries for our senior executives are generally positioned between the 40th and 60th percentiles versus our peer group.

The base salary of our named executive group is reviewed on an annual basis and adjustments are made to reflect performance-based factors, as well as competitive conditions. Increases are considered within the context of our overall annual merit increase budget before more specific individual and market competitive factors are considered. We do not apply specific formulas to determine increases. Generally, executive salaries are adjusted effective January 1 of each year.

For Messrs. Barlow, McCray, Gallahue (our former CFO) and Dr. Babich, salaries were not adjusted in 2007 as their salaries were increased in September of 2006. For Dr. LaFrance and Mr. Wallroth, their 2007 salaries were set at $325,000 and $275,000 respectively, upon their hiring.

Annual Cash Bonus.  Annual performance bonuses for our officers are based on the achievement of Company annual goals and objectives, departmental or functional area goals, as well as individual performance objectives. Awards under the program are based on a thorough quantitative and qualitative review of all the facts and circumstances related to Company, department/function and individual performance when determining each individual’s annual bonus as described in detail above. An individual may receive an award from zero to 150% of his or her target bonus based on the review of results. For 2007, the target bonuses for Messrs. Barlow, McCray and Wallroth and Dr. Babich were 50% of their base salary and the target bonus for Dr. LaFrance was 30% of his base salary. In March of 2008, cash bonuses for 2007 performance were paid as follows:

				2007 Actual
		Bonus Target		Bonus Award
Executive	2007 Salary	% Salary	$ Value	% Salary	$ Value

David Barlow	$400,000	50%	$200,000	52.5%	$210,000
John Babich	$325,750	50%	$162,500	60.0%	$195,000
John McCray	$275,897	50%	$137,500	60.0%	$165,000
Norman LaFrance*	$325,000	30%	$97,500	31.5%	$64,000	*
Donald Wallroth*	$275,000	50%	$137,500	60.0%	$68,800	*

*	Dr. LaFrance’s and Mr. Wallroth’s salaries stated above are the respective annual salaries for them for Fiscal 2007, assuming a full year of employment. Dr. LaFrance commenced his employment with the Company during April 2007 and Mr. Wallroth during August 2007. The actual salaries received by them are according lower. The 2007 Actual Bonus Awards are based on the actual salaries received. Please see the Summary Compensation Table below.

Mr. Gallahue resigned during 2007 and did not receive any performance incentives for that year.

Long-term Compensation.  For 2007, our long-term equity compensation consisted solely of stock options. Our option grants are designed to align management’s performance objectives with the interests of our stockholders and to encourage our employees to act as owners of the Company. Additionally, stock options provide a means of ensuring the retention of our key executives and employees as the options vest over multi-year periods.

In general, stock options are granted annually, and are subject to vesting based on the executive’s continued employment. Most options vest in four annual installments on the first four anniversaries of the date of the grant.

Initial stock option grants are made to executives and substantially all employees upon joining the Company. The size of the stock option grant is primarily based on competitive conditions applicable to the employee’s specific position. Options generally vest over a four-year period in equal annual installments, albeit a portion of the stock options may only vest upon the successful completion of certain performance milestones. For Dr. LaFrance and Mr. Wallroth, a portion of their new hire stock option grants become vested only upon the achievement of certain performance milestones.

Ultimately, awards to senior executives are driven by their sustained performance over time, their ability to impact our results that enhance stockholder value, their organization level, their potential to take on roles of increasing responsibility in our Company and competitive equity award levels for similar positions and organization levels in our peer companies. As described above, we typically target equity grants at approximately the 75th percentile of our peer group for each position. We expect our senior executives to hold a significant portion of their stock for the longer term.

During 2007, the Compensation Committee granted stock options to our named executive officers as follows:

		Fair Market
		Value on the
Name	# Options	Date of Grant		Exercise Price		$ Fair Value(3)

David S. Barlow	160,000	$6.75	(1)	$11.36	(1)	$548,848
John Babich	80,000	$6.75	(1)	$11.36	(1)	$274,424
John McCray	60,000	$6.75	(1)	$11.36	(1)	$205,818
Norman LaFrance(2)	100,000	$11.36		$11.36		$722,560
Donald Wallroth(2)	200,000	$6.92		$6.92		$867,980

(1)	Exercise price represents a premium to fair market value on the date of grant.

(2)	For Dr. LaFrance and Mr. Wallroth, grants represent new hire grants upon commencing employment.

(3)	Value determined using a Black-Scholes option valuation model (see “Grants of Plan-Based Awards” below for more detail).

Mr. Gallahue resigned in 2007 and was not granted stock options.

In 2007, the Compensation Committee reviewed alternative equity compensation strategies. After this review, the Compensation Committee determined that long-term incentive grants made up entirely of stock options were the most appropriate long-term grant form for 2007. However, as a result of the equity strategy review, the Compensation Committee has determined that, beginning in 2008, equity awards to senior executives will be comprised of a mix of stock options and performance-vested restricted shares to further align our management team with shareholders and to focus on key performance milestones that will create shareholder value.

Equity Grant Practices and Procedures.  Equity awards are approved during regularly scheduled Board meetings. These options will be priced, and be deemed granted as of, the first Tuesday after we release our financial results for the preceding fiscal quarter or fiscal year, with the option price being equal to the closing trading price of our stock on that day. This will ensure that the exercise price of our options will not be influenced by non-public information.

Components of Indirect Compensation

Our indirect compensation program consists of two forms,

(1) benefits

(2) severance/termination protection.

Benefits.  We provide the following benefits to our senior executives generally on the same basis as the benefits provided to all employees:

•	Health and dental insurance;

•	Life insurance;

•	Short-and long-term disability; and

•	401(k) plan.

These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees. A detailed description of these benefits appears elsewhere in this Proxy Statement. In lieu of using our health insurance plan, Mr. Barlow receives reimbursement described in further detail in the Summary Compensation Table below.

Severance Compensation & Termination Protection.  We have entered into employment agreements with our executive officers, including our Chief Executive Officer and all other named executive officers. These agreements are described in more detail elsewhere in the Proxy Statement under the caption “Executive Employment Agreements”. These agreements provide for severance compensation to be paid if the executives are terminated under certain conditions, such as a change in control of the Company or a termination without cause by us, each as is defined in the agreements.

The employment agreements between our Company and our senior executives and the related severance compensation provisions are designed to meet the following objectives:

•	Change in Control: As part of our normal course of business, we engage in discussions with other biotechnology and pharmaceutical companies about possible collaborations, licensing and/or other ways in which the companies may work together to further our respective long-term objectives. In addition, many larger, established pharmaceutical companies consider companies at similar stages of development to ours as potential acquisition targets. In certain scenarios, the potential for merger or our acquisition may be in the best interests of our stockholders. We provide a component of severance compensation (i.e. the acceleration of vesting for any options not yet vested) if an executive is terminated as a result of a change of control transaction in order to promote the ability of our senior executives to act in the best interests of our stockholders even though they could be terminated as a result of the transaction.

•	Termination Without Cause: If we terminate the employment of a senior executive “without cause” or the executive resigns for “good reason”, each as defined in the applicable agreement, we are obligated to continue to pay the executive’s base salary for a one year period beginning six months after the executive’s termination and provide certain benefits during such one year period. We believe this is appropriate because the terminated executive is bound by confidentiality and non-compete provisions covering one year after termination and because we and the executive have a mutually agreed to severance package that is in place prior to any termination event. This provides us with more flexibility to make a change in senior management if such a change is in our and our stockholders’ best interests.

These arrangements and potential post-employment termination compensation payments are described in more detail in the section entitled “Executive Employment Agreements” below.

Other Matters

Tax and Accounting Considerations.  U.S. federal income tax generally limits the tax deductibility of compensation we pay our CEO and certain other highly compensated executive officers to $1 million in the year the compensation becomes taxable to the executive officers. There is an exception to the limit on deductibility for performance-based compensation that meets certain requirements. Although deductibility of compensation is preferred, tax deductibility has not historically been a primary objective of our compensation programs. Rather, we seek to maintain flexibility in how we compensate our executive officers so as to meet a broader set of corporate goals and the needs of shareholders, and as such, may be limited in our ability to deduct amounts of compensation from time to time. We have also structured our executive compensation program with the intention that it comply with tax laws pertaining to certain types of deferred compensation. Accounting rules such as FASB Statement 123R require us to expense the cost of our stock option grants. Because of option expensing and the impact of dilution on our stockholders, we pay close attention to the type of awards we grant and the number and value of the shares underlying stock awards we grant.

Executive Compensation

Set forth below is information regarding compensation earned by or paid or awarded to the following of our executive officers during the year ended December 31, 2007: (i) David S. Barlow, our Chairman of the Board of Directors and Chief Executive Officer; (ii) John W. Babich, Ph.D., our President and Chief Scientific Officer; (iii) John E. McCray, our Chief Operating Officer; (iv) Robert Gallahue, our former Chief Financial officer; (v) Donald E. Wallroth, our current Chief Financial Officer; and (vi) Dr. Norman Lafrance our Senior Vice President, Clinical Development and Chief Medical Officer. Messrs. Barlow, Gallahue, Wallroth, Babich, McCray and LaFrance are our Chief Executive Officer, former Chief Financial Officer, Chief Financial Officer and three other most highly compensated executive officers. The identification of such named executive officers is determined based on the individual’s total compensation for the year ended December 31, 2007, as reported below in the Summary Compensation Table, and such executive officer’s functions.

SUMMARY COMPENSATION TABLE

The following table sets forth for our named executive officers: (i) the dollar value of base salary earned during 2007; (ii) the dollar value of cash bonuses paid in 2008 for services and performances rendered in 2007 under our performance bonus plan; (iii) all other compensation for 2007; and (iv) the dollar value of total compensation for 2007.

							Non-Equity
				Stock	Option		Incentive Plan	All Other
		Salary	Bonus	Awards	Awards		Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)	($)		($)	($)		($)

David S. Barlow	2007	$400,000	—	$83,491	$162,374	(1)	$210,000	$15,726	(2)	$871,591
Chairman of the Board of Directors & Chief Executive Officer
John W. Babich, Ph.D.	2007	325,750	—	—	115,204	(1)	195,000	—		635,954
President & Chief Scientific Officer
John E. McCray	2007	275,897	—	—	78,095	(1)	165,000	—		518,992
Chief Operating Officer
Dr. Norman LaFrance(3)	2007	230,208	—	—	93,876	(1)	64,000	186,730		574,814
Senior Vice President, Clinical Development and Chief Medical Officer
Robert Gallahue(4)	2007	73,059	—	—	157,382	(1)	—	353,600		584,041
Former Chief Financial Officer
Donald E. Wallroth(5)	2007	106,295	—	—	61,369	(1)	68,800	—		236,464
Chief Financial Officer

(1)	Total stock compensation expense for 2007 as determined under FAS 123(R).

(2)	Our practice is to cover 75% of the employee’s cost of our health insurance plan. In lieu of using our health insurance plan, Mr. Barlow obtains his own health insurance plan elsewhere and is reimbursed 75% of his cost.

(3)	Dr. LaFrance’s salary stated above is the actual salary paid to him for Fiscal 2007, prorated for the time of his employment with the Company based on an annual salary of $325,000. Dr. LaFrance commenced his employment with the Company during April 2007 and was also given a relocation package of $186,730.

(4)	Mr. Gallahue resigned from his employment with the Company on April 11, 2007. Pursuant to the separation agreement (see “Executive Employment Agreements” below) he entered into with the Company, the Company paid him $100,000 and a further $67,631 under a severance package related to his employment agreement with the Company. The Company is expected to pay him a further $185,969 under the aforementioned severance package during fiscal year 2008, which payment should conclude all payments from the Company to Mr. Gallahue. Mr. Gallahue was not paid any non-equity incentive plan compensation for his services to the Company for the fiscal year 2007.

(5)	Mr. Wallroth’s salary stated above is the actual salary paid to him for Fiscal 2007, prorated for the time of his employment with the Company based on an annual salary of $275,000. Mr. Wallroth commenced his employment with the Company during August 2007.

GRANTS OF PLAN-BASED AWARDS

We maintain our executive officer performance bonus program, our 1997 Stock Option Plan and our 2006 Equity Incentive Plan pursuant to which grants may be made to our named executive officers. The following table sets forth information regarding all such incentive plan awards that were made to the named executive officers in 2007.

						All Other	All Other
						Stock	Option
						Awards:	Awards:	Exercise
						Number of	No. of	or Base	Grant Date
			Estimated Future Payouts Under			Shares of	Securities	Price of	Fair Value
		Committee	Non-Equity Incentive Plan Awards(2)			Stock or	Underlying	Option	of Stock
	Grant	Meeting	Threshold	Target	Maximum	Units	Options	Awards	and Option
Name	Date	Date(1)	($)	($)	($)	(#)	(#)	($/Sh)	Awards ($)(3)

Mr. Barlow			$—	$—	$—	—	—	$—	$—
	11/13/2007	9/25/2007					160,000	11.36	548,848
Dr. Babich			—	—	—	—	—	—	—
	11/13/2007	9/25/2007	—	—	—	—	80,000	11.36	274,424
Mr. McCray			—	—	—	—	—	—	—
	11/13/2007	9/25/2007					60,000	11.36	205,818
Dr. LaFrance			—	—	—	—	—	—	—
	5/22/2007	5/28/2007					100,000	11.36	722,560
Mr. Gallahue			—	—	—	—	—	—	—
(former Chief Financial Officer)
	—	—	—	—	—	—	—	—	—
Mr. Wallroth			—	—	—	—	—	—	—
	8/21/2007	8/21/2007	—	—	—	—	200,000	6.92	867,980

(1)	Compensation Committee meeting during which the pertinent grant was approved was different from the effective date of such grant for some of the grants.

(2)	All payments under the Non-Equity Incentive Plan Awards were made during March 2008 and are stated in the Summary Compensation Table above.

(3)	Total stock compensation as determined under FAS 123R. Amounts are amortized over the requisite service period of each award.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table sets forth information on outstanding option and stock awards held by the named executive officers as of December 31, 2007, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards					Stock Awards
									Equity
								Equity	Incentive
			Equity					Incentive	Plan Awards:
			Incentive					Plan Awards:	Market or
			Plan Awards:			No. of	Market	No. of	Payout Value
			No. of			Shares or	Value of	Unearned	of Unearned
	No. of Securities		Securities			Units of	Shares or	Shares, Units	Shares, Units
	Underlying		Underlying			Stock	Units of	or Other	or Other
	Unexercised Options		Unexercised	Option	Option	That Have	Stock That	Rights That	Rights That
	(#)	(#)	Unearned	Exercise	Expiration	Not Vested	Have Not	Have Not	Have Not
	Exercisable	Unexercisable	Options (#)	Price ($)	Date	(#)	Vested ($)	Vested (#)	Vested ($)

Mr. Barlow	4,167	37,499	—	$1.2	2/18/2015	—	—	—	$—
	33,333	66,666	—	$4.8	5/9/2016	—	—	—	—
	—	160,000	—	$11.36	11/13/2017	—	—	—	—
Dr. Babich	83,333	—	—	$0.6	2/15/2009	—	—	—	—
	45,000	—	—	$0.6	3/15/2010	—	—	—	—
	61,532	—	—	$0.6	12/9/2013	—	—	—	—
	224,299	—	—	$0.6	4/8/2013	—	—	—	—
	37,500	45,833	—	$1.2	2/18/2015	—	—	—	—
	41,668	41,665	—	$4.8	5/9/2016
	—	80,000	—	$11.36	11/13/2017	—	—	—	—
Mr. McCray	21,046	—	—	$0.6	4/8/2013	—	—	—	—
	17,501	23,332	—	$1.2	2/18/2015	—	—	—	—
	27,542	30,791	—	$4.8	5/9/2016	—	—	—	—
	—	60,000	—	$11.36	11/13/2017	—	—	—	—
Dr. LaFrance	—	100,000	—	$11.36	5/22/2017	—	—	—	—
Mr. Gallahue (former Chief Financial Officer)(1)	89,583	—	—	$3.0	2/28/2009	—	—	—	—
Mr. Wallroth	—	200,000	—	$6.92	8/21/2017	—	—	—	—

(1)	In case of a change of control of the Company before October 11, 2008, Mr. Gallahue will be able to acquire a further 56,250 shares at $3.0 per share.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock during 2006 for each of the named executive officers on an aggregated basis:

Number of
	Shares	Value	Number of	Value
	Acquired on	Realized on	Shares Acquired	Realized on
Name	Exercise (#)	Exercise ($)	on Vesting (#)	Exercise ($)

Mr. Barlow	75,001	$229,502.66	27,375	$366,825
Dr. Babich	80,000	1,006,400	—	—
Mr. McCray	—	—	—	—
Dr. LaFrance	—	—	—	—
Mr. Gallahue (former Chief Financial Officer)	—	—	—	—
Mr. Wallroth	—	—	—	—

Executive Employment Agreements

David S. Barlow.  On February 7, 2003, we entered into an employment agreement with David S. Barlow, Chairman of our Board of Directors and our Chief Executive Officer. Either we or Mr. Barlow may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Barlow’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $439,487. For purposes of the agreement, good reason means the reduction of Mr. Barlow’s salary or insurance benefits without his consent, a significant change in Mr. Barlow’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Mr. Barlow was issued an option to purchase 547,500 shares of restricted common stock for a purchase price of $0.60 per share. Mr. Barlow immediately exercised the option and purchased the common shares pursuant to a stock restriction agreement. The shares were paid for with a cash payment of $32,850 and a non-interest bearing promissory note in the amount of $295,650. On November 4, 2005, Mr. Barlow repaid this loan in full. The shares of restricted stock vested over a four-year period, concluding in February 2007. Mr. Barlow was granted options under the 1997 Stock Option Plan (please see “1997 Stock Option Plan” below) on February 18, 2005 and May 9, 2006 to purchase 83,333 and 133,333 shares respectively of common stock at a purchase price of $1.20 and $4.80 per share, respectively. A portion of the options vest in four equal annual installments on the first four anniversaries of the date of grant and a portion have an accelerated vesting feature upon reaching defined milestones. Mr. Barlow was also granted a non-qualified stock option under the 2006 Equity Incentive Plan (see “2006 Equity Incentive Plan” below) to purchase 160,000 shares of common stock at a purchase price of $11.36 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant. The vesting provisions of all the aforementioned options accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

John Babich.  On January 1, 2003, we entered into an employment agreement with John Babich, our President and Chief Scientific Officer. Either we or Dr. Babich may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. Babich’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $353,276. For purposes of the agreement, good reason means the reduction of Dr. Babich’s salary or insurance benefits without his consent, a significant change in Dr. Babich’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, on April 8, 2003, Dr. Babich was granted incentive stock options to purchase up to 304,300 shares of our common stock at an exercise price of $0.60 per share. These options, which are now completely vested, vested over a four-year period with 20% vesting on the date of grant and 5% vesting with the close of each three-month period thereafter subject to Dr. Babich’s continued employment with us. We also granted Dr. Babich options to purchase 83,333 and 83,333 shares of common stock at a purchase price of $1.20 and $4.80, respectively per share. The options were granted as of February 18, 2005 and May 9, 2006, respectively, under the 1997 Stock Option Plan. A portion of the options vest in four equal annual installments on the first four anniversaries of the date of grant and a portion have an accelerated vesting feature upon reaching defined milestones. On November 13, 2007, under the 2006 Equity Plan, Dr. Babich was granted a non-qualified stock option to purchase 80,000 shares of common stock at a price of $11.36 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant. The vesting provisions of all the aforementioned options accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction). The vesting provisions of all the aforementioned options accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

John McCray.  On March 3, 2003, we entered into an employment agreement with John McCray, our Chief Operating Officer. Either we or Mr. McCray may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. McCray’s employment without cause or he voluntarily resigns for good reason, then he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $309,021. For purposes of the agreement, good reason means the reduction of Mr. McCray’s salary or insurance benefits without his consent, a significant change in Mr. McCray’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, on April 8, 2003, Mr. McCray was granted incentive stock options to purchase up to 210,470 shares of our common stock at an exercise price of $0.60 per share. These options, which are now completely vested, vested over a four-year period with 20% vesting on the date of grant and 5% vesting with the close of each three-month period thereafter subject to Mr. McCray’s continued employment with us. We also granted Mr. McCray options to purchase 46,666 and 58,333 shares of common stock at a purchase price of $1.20 and $4.80, respectively per share. The options were granted as of February 18, 2005 and May 9, 2006, respectively, under the 1997 Stock Option Plan. A portion of the options vest in four equal annual installments on the first four anniversaries of the date of grant and a portion have an accelerated vesting feature upon reaching defined milestones. On November 13, 2007, under the 2006 Equity Plan, Mr. McCray was granted a non-qualified stock option to purchase 60,000 shares of common stock at a price of $11.36 per share. The option vests in four equal annual installments on the first four anniversaries of the date of grant. The vesting provisions of all the aforementioned options accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

Norman LaFrance.  On April 18, 2007, we entered into an employment agreement with Norman LaFrance, our Senior Vice President, Clinical Development and Chief Medical Officer. Either we or Dr. LaFrance may terminate the employment agreement at any time, with or without cause. However, if we terminate Dr. LaFrance’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning from the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $347,676. For purposes of the agreement, good reason means the reduction of Dr. LaFrance’s salary or insurance benefits without his consent, a significant change in Dr. LaFrance’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Under the terms of the agreement, Dr. LaFrance is entitled to a base salary of $325,000 per year. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Dr. LaFrance was granted non-qualified stock options to purchase up to 100,000 shares of our common stock at an exercise price of $11.36 per share under the 2006 Equity Plan. A portion of these options vest in four equal installments on the anniversary of Dr. LaFrance’s date of hire and a portion will vest upon reaching defined milestones. The vesting provisions accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

Donald E. Wallroth.  On August 13, 2007, we entered into an employment agreement with Donald E. Wallroth, our Chief Financial Officer. Either we or Mr. Wallroth may terminate the employment agreement at any time, with or without cause. However, if we terminate Mr. Wallroth’s employment without cause or he voluntarily resigns for good reason, he will be entitled to severance compensation of one year’s base salary for the 12-month period beginning six months following the date of termination and continuation of any benefits, including health insurance, for the 12-month period. We estimate the severance payments and benefits upon such termination to be in the aggregate amount of $293,076. For purposes of the agreement, good reason means the reduction of Mr. Wallroth’s salary or insurance benefits without his consent, a significant change in

Mr. Wallroth’s title, responsibilities and/or duties which constitutes a demotion or the relocation of his principal place of employment by more than 50 miles. Under the terms of the agreement, Mr. Wallroth is entitled to a base salary of $ $275,000 per year. The agreement further provides that during the time of his employment and ending one year from the termination of the agreement, he may not solicit customers and will not engage in or own any business that is competitive with us. In connection with his employment, Mr. Wallroth was granted non-qualified stock options to purchase up to 200,000 shares of our common stock at an exercise price of $6.92 per share under the 2006 Equity Plan. A portion of these options vest in four equal annual installments, beginning on August 16, 2008 and a portion will vest upon reaching defined milestones. The vesting provisions accelerate so that all of these options are vested upon the closing of a sale of the Company (i.e., a change of control transaction).

Former Executive:

Robert Gallahue.  On June 18, 2007, we entered into a separation agreement with Robert Gallahue, our former Chief Financial Officer. Mr. Gallahue’s employment with the Company was terminated effective April 11, 2007 per his voluntary resignation. The separation agreement took effect on June 26, 2007, being the day after the expiration of a seven-day revocation period after the execution by Mr. Gallahue on June 18, 2007. Pursuant to the terms of the Separation Agreement, in exchange for Mr. Gallahue’s promises set forth therein, the Company agreed to pay to Mr. Gallahue a payment in the amount of $100,000, less taxes and applicable withholdings. Mr. Gallahue also will receive the severance package set forth in his employment agreement with the Company, dated July 1, 2005, as amended. The severance package was approximately in the amount of $253,600. Additionally, the Company agreed to accelerate certain unvested stock options and extend the exercise date of such accelerated options, as well as the vested options. As a consequence of such accelerated vesting, Mr. Gallahue had 89,583 vested shares with an exercise price of $3 per share which can be exercised on or before February 28, 2009. In case of a change of control of the Company before October 11, 2008, Mr. Gallahue will be able to acquire a further 56,250 shares at $3.0 per share. Pursuant to the Separation Agreement, in exchange for the severance payments and other benefits provided therein, Mr. Gallahue agreed to release all claims against the Company and any affiliates and agreed to refrain from certain conduct.

Director Compensation

The following table sets forth information regarding the compensation received by each of our non-employee directors for services as members of our Board of Directors or any committee of our Board of Directors during the year ended December 31, 2007.

	Fees Earned
	or Paid	Option		All Other
	in Cash	Awards		Compensation	Total
Name	($)	($)(1)		($)	($)

Daniel Frank	$51,000	$121,510	(2)	$—	$172,510
Kim D. Lamon (former director)	17,500	—	(3)	—	17,500
David M. Stack	41,500	121,510	(4)	—	163,010
Harry Stylli	40,000	121,510	(5)	—	161,510
Andrew Jay (former director)	—	—	(6)	—	—
Lionel Sterling	47,500	112,969	(7)	—	160,469
Scott Gottlieb, MD	8,500	40,085	(8)	—	48,585

(1)	The total stock compensation expense determined under FAS 123R.

(2)	As of December 31, 2007, Mr. Frank held outstanding options to purchase an aggregate of 29,166 shares of our common stock.

(3)	Mr. Lamon did not stand for reelection as director in 2007 and therefore ceased to be a member of the Board of Directors, effective May 14, 2007. As of December 31, 2007, Mr. Lamon held outstanding options to purchase an aggregate of 8,333 shares of our common stock.

(4)	As of December 31, 2007, Mr. Stack held outstanding options to purchase an aggregate of 33,333 shares of our common stock.

(5)	As of December 31, 2007, Mr. Stylli held outstanding options to purchase an aggregate of 33,333 shares of our common stock.

(6)	Mr. Jay resigned in February 2007, immediately prior to the consummation of our initial public offering.

(7)	As of December 31, 2007, Mr. Sterling held outstanding options to purchase an aggregate of 33,333 shares of our common stock.

(8)	As of December 31, 2007, Dr. Gottlieb held outstanding options to purchase an aggregate of 25,000 shares of our common stock.

All non-employee directors receive $36,000 per year, payable quarterly, as a retainer fee for service on our Board of Directors and its committees. The non-employee directors also receive a fee of $2,000 for each meeting of the Board of Directors attended in person, $1,000 for each meeting of the Board of Directors attended via teleconference, and $500 for each committee meeting attended either in-person or via teleconference. The chairman of the Audit Committee receives an additional $12,000 per year and the chairman of each other committee of the Board of Directors receives an additional $8,000 per year. The lead independent director receives a further $12,000 per year. Under our policy, upon initial election to the Board of Directors and upon each anniversary of such election during the director’s three year term, a non-employee director will receive an automatic stock option grant to purchase 25,000 shares of our common stock. Each such option will have a term of ten years, an exercise price equal to the fair market value as of the date of grant and will vest at the end of one year from the date of grant. A non-employee director will be entitled to similar automatic option grants upon reelection to the Board of Directors and for each year of subsequent three year terms of service. No director who is an employee will receive separate compensation for services rendered as a director.

Benefits Plans

1997 Stock Option Plan

Our Board of Directors and stockholders adopted the 1997 Stock Option Plan, or 1997 Plan, on January 9, 1997. The 1997 Plan provides for grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to our employees and for grants of non-qualified stock options to our employees, consultants and directors. The 1997 Plan was adopted to facilitate the retention of current employees, consultants and directors as well as to secure and retain the services of new employees, consultants and directors, and to provide incentive for such persons to exert maximum efforts to promote our financial success.

The 1997 Plan is administered by our Board of Directors unless the Board of Directors delegates the administration to its Compensation Committee. The administrator has the power to administer and interpret the 1997 Plan, including determining the terms of the options granted, the exercise price, the number of shares subject to the option and the vesting of the options thereof. The administrator of the 1997 Plan establishes the option exercise price. In the case of an incentive stock option, the exercise price must be at least the fair market value of a share of the stock on the date of the grant or, in the case of all options, 110% of fair market value with respect to optionees who own at least 10% of all classes of stock. Fair market value is determined in good faith by our Board of Directors, or the Compensation Committee if so empowered, and in a manner consistent with the Internal Revenue Code in the case of incentive stock options.

Options granted under the 1997 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the termination of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options.

The 1997 Plan provides that it may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that without the approval of the stockholders, there shall be (a) no increase in the total number of shares of stock covered by the 1997 Plan, (b) no change in the class of persons eligible to receive incentive stock options and (c) no extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 1997 Plan was adopted. In any event, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. During a May 9, 2006 board of directors’ meeting, our Board voted to amend the 1997 Plan by increasing the reserved shares by 666,667. On August 31, 2006 our Stockholders approved this amendment. Accordingly, we have reserved an aggregate of 2,833,333 shares of common stock for issuance under the 1997 Plan.

The 1997 Plan terminated on January 9, 2007. Our Board of Directors and stockholders have adopted the Amended and Restated 2006 Equity Incentive Plan. As a result, the authority to grant incentive stock options under the 1997 Plan terminated, although the termination did not affect any options outstanding on the termination date and all such options will continue to remain outstanding and be governed by the 1997 Plan.

As of December 31, 2007, we had options to purchase 1,672,968 shares of our common stock outstanding under our 1997 Plan and exercisable at a weighted average price of $3.86 per share. As of December 31, 2007, 915,137 shares of our common stock had been issued upon exercise of options under the 1997 Stock Option Plan.

2006 Equity Incentive Plan

Our Board of Directors and stockholders adopted the 2006 Equity Incentive Plan on November 16, 2005 and April 18, 2006, respectively, and adopted the Amended and Restated 2006 Equity Incentive Plan on August 17, 2006 and August 31, 2006, respectively. The Amended and Restated 2006 Equity Incentive Plan, or 2006 Plan, amends the 2006 Equity Incentive Plan. The 2006 Plan provides for (i) grants of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or the Code, to our employees and (ii) grants of non-qualified stock options, performance shares, performance units, restricted stock units, restricted shares and other stock-based awards to our employees, consultants, officers, advisors and directors. The 2006 Plan is intended to facilitate the retention of current employees, consultants, officers, advisors and directors as well as to secure and retain the services of new employees, consultants, officers, advisors and directors, and to provide incentive for such persons to exert maximum efforts to promote the financial success and progress of our company. A total of 2.3 million shares of our Common Stock may be granted under the 2006 Plan. Beginning 2008, the number of shares reserved for issuance under the 2006 Plan will be automatically increased on January 1 of each year by a number of shares equal to 4% of our common stock outstanding on the day before, December 31, but in no event can we issue more than 2.3 million shares pursuant to the exercise of incentive stock options. The 2006 Plan includes annual limits on the number of awards that may be granted to each plan participant. Additionally, the number of shares of restricted or unrestricted stock we can award under the 2006 Plan is limited to 40% of the shares reserved for issuance under the 2006 Plan.

The 2006 Plan is administered by the Compensation Committee pursuant to a delegation of authority from our Board of Directors. The Compensation Committee, as the administrator of the 2006 Plan, has the power to administer and interpret the 2006 Plan, including determining the terms of the options and other stock-based awards, the exercise or purchase price for such options or awards, the number of shares subject to the option or award and any vesting provisions. Options are also subject to further restrictions imposed by the Code. The exercise price of all options must be at least the fair market value of a share of Common Stock on the date of the grant, or in the case of incentive stock options, 110% of fair market value with respect to optionees who own at least 10% of all classes of the Company’s stock. Any incentive stock options granted to an optionee which, when combined with all other incentive stock options becoming exercisable for the first time in any calendar year that are held by that person, would have an aggregate fair market value in excess of $100,000 shall automatically be treated as non-qualified stock options. The fair market value is determined as set forth in the 2006 Plan which generally establishes fair market value in relation to the last traded price or, if the shares are not traded on an exchange, as determined in good faith by the Compensation Committee and in a manner consistent with the Code. The 2006 Plan does not permit repricing of any options or stock appreciation rights that have been issued.

Options and other stock-based awards granted under the 2006 Plan are generally not transferable by the optionee except by will or the laws of descent and distribution, and each option or award is exercisable, during the lifetime of the option or award recipient and only by such recipient. In the case of an incentive stock option granted to an employee, the option must be exercised within three months following the date of the optionee’s employment other than for death or disability (or before the termination, in the case of a termination for cause), or 12 months following the optionee’s termination by disability or death. However, in no event may an option be exercised later than the earlier of the expiration of the term of the option or ten years from the date of the grant of the option or, where an optionee owns stock representing more than 10% of the voting power, five years from the date of the grant of the option in the case of incentive stock options.

The 2006 Plan also provides for the automatic grants of non-qualified stock options to non-employee directors, in a manner consistent with the rules and regulations under the Securities Act of 1933, as amended. Generally, non-employee directors will receive an option grant for 25,000 shares on the day following the annual meeting of stockholders in the first year such non-employee director becomes a member of the Board and on the day following the annual meeting of stockholders in each subsequent year such non-employee director serves as a member of the Board. The exercise price per share for all options granted to non-employee directors shall be the fair market value of the common stock based on the market price of the Company’s common Stock on the date of grant. All options are vested and exercisable as of the first anniversary of the date of grant. Options are granted and are exercisable only while the non-employee director is serving as a director of the Company or within 90 days after the optionee ceases to serve as a director (including as a result of death, disability or retirement).

The 2006 Plan allows for the grant of stock appreciation rights. A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date of grant of the award and the date of its exercise. We may pay the appreciation either in cash or in shares of our common stock. The Compensation Committee may grant stock appreciation rights under the 2006 Plan in tandem with a related stock option or as a freestanding award. A tandem stock appreciation right is generally exercisable only at the time and to the same extent that the related option is exercisable, and its exercise causes the related option to be canceled.

The Compensation Committee may grant restricted stock awards under the 2006 Plan either in the form of a stock purchase right, giving a participant an immediate right to purchase our common stock, or in the form of a stock bonus, for which the participant furnishes consideration in the form of services to us. The Compensation Committee determines the purchase price payable under stock purchase awards, which may be less than the then current fair market value of our common stock. Restricted stock awards may be subject to vesting conditions based on such service or performance goals similar to those described below in connection with performance shares and performance units as the Compensation Committee specifies, and the shares acquired may not be transferred by the participant until vested.

Restricted stock units granted under the 2006 Plan represent a right to receive shares of our common stock at a future date determined in accordance with the participant’s award agreement. The Compensation Committee, in its discretion, may provide for settlement of any restricted stock unit by payment to the participant in shares, or in cash of an amount equal to the fair market value on the payment date of the shares of stock issuable to the participant. No monetary payment is required for receipt of restricted stock units or the shares issued in settlement of the award, the consideration for which is furnished in the form of the participant’s services to us. The Compensation Committee may grant restricted stock unit awards subject to the attainment of performance goals similar to those described below in connection with performance shares and performance units, or may make the awards subject to vesting conditions based on service.

The Compensation Committee may grant performance shares and performance units under the 2006 Plan, which are awards that will result in a payment to a participant only if specified performance goals are achieved during a specified performance period. Performance share awards are denominated in shares of our common stock, while performance unit awards are denominated in dollars and may relate to the fair market value of one or more shares of our common stock. In granting a performance share or unit award, the Compensation Committee establishes the applicable performance goals based on one or more measures of business performance enumerated in the 2006 Plan, such as earnings per share, earnings, earnings growth, return on average equity or average assets, revenue, net operating profit, cash flow, market share or other performance goals described in the 2006 Plan. To the extent earned, performance share and unit awards may be settled in cash, shares of our common stock or any combination of these.

The 2006 Plan may be amended, modified, suspended or terminated by our Board of Directors, or the Compensation Committee if so empowered, at any time; provided, however, that stockholder approval is needed for any change in the 2006 Plan for certain matters set forth in the Code including (a) an increase in the total number of shares of stock covered by the 2006 Plan, (b) a change in the class of persons eligible to receive incentive stock options and (c) an extension of the period during which incentive stock options may be granted beyond the date which is ten years following the date the 2006 Plan was adopted. However, no such amendment, modification, suspension or termination may adversely affect the terms of any individual option previously granted without the consent of the affected optionee. Unless terminated sooner, the authority to grant incentive stock options under the 2006 Plan will terminate automatically on the date of our annual stockholders meeting that will be held in 2011.

As of December 31, 2007, we had options to purchase 969,000 shares of our common stock outstanding under our 2006 Plan and exercisable at a weighted average price of $8.17 per share. As of December 31, 2007, no shares of our common stock had been issued upon exercise of options under the 2006 Equity Incentive Plan.

401(k) Savings Plan

Effective January 1, 2001, we adopted a tax-qualified employee savings and retirement plan, or 401(k) plan, that covers all of our employees. Pursuant to our 401(k) plan, participants may elect to reduce their current compensation, on a pre-tax basis, by any percentage the participant elects, up to statutorily prescribed annual limit, and have the amount of the reduction contributed to the 401(k) plan. The 401(k) plan also permits us, in our sole discretion, to make employer matching contributions equal to a specified percentage (as we determine) of the amount a participant has elected to contribute to the plan, and/or employer profit-sharing contributions equal to a specified percentage (as we determine) of an employee’s compensation. We do not currently make employer contributions to the 401(k) plan, but may determine to do so in the future.

COMPENSATION COMMITTEE REPORT

We have reviewed and discussed with management the above “Compensation Discussion and Analysis” section. Based on this review and our discussions with management, we recommended to the Board of Directors that the Compensation Discussion and Analysis be incorporated by reference in our annual report to stockholders on Form 10-K and included in this proxy statement.

THE COMPENSATION COMMITTEE

Daniel Frank
David M. Stack
Lionel Sterling

April 11, 2008

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Relationship with Peter Barlow and Foley & Lardner LLP

The law firm of Foley & Lardner LLP provides legal services for us. Peter Barlow is a partner at Foley & Lardner LLP and is the brother of David Barlow, our Chairman and Chief Executive Officer. From January 1, 2007 through March 24, 2008, Foley & Lardner LLP has billed us an aggregate of $4,754,508.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers, as described more fully in the section of this proxy statement entitled “Compensation Discussion and Analysis — Executive Employment Agreements.” In addition, our directors and officers are provided indemnification protections in our Restated Articles of Organization.

Procedure for Review, Approval and Ratification of Transactions with Related Persons

Our Code of Conduct states that employees (including executive officers) must avoid any situation involving a conflict between their personal interests (including those of close family members) and the interests of the Company. Employees and executive officers are required to document potential or actual conflicts of interests on a Compliance and Disclosure Form included in the Code of Conduct. Supervisors must refer each potential conflict of interest situation to our Chief Operating Officer, who will determine whether it poses a potential for harm to our business interests or creates an appearance of improper influence. Our Code of Conduct provides further that our Chief Operating Officer will document the particular facts disclosed to him or her and the basis for his or her decision in each case. If the correct course of action is not clear, our Chief Operating Officer will contact our legal advisors to obtain resolution of the matter.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

Stockholders may submit proposals on matters appropriate for stockholder action at annual meetings in accordance with the rules and regulations adopted by the Securities and Exchange Commission. Any proposal which an eligible stockholder desires to have included in the Company’s proxy statement and presented at the 2009 annual meeting of stockholders (to be held on or around May 11, 2009) will be included in the Company’s proxy statement and related proxy card if it is received by the Company no later than December 12, 2008 (120 calendar days prior to the anniversary of the mailing date of this Proxy Statement) and if it complies with Securities and Exchange Commission rules regarding inclusion of proposals in proxy statements.

Other deadlines apply to the submission of stockholder proposals for the 2009 annual meeting that are not required to be included in the Company’s proxy statement under Securities and Exchange Commission rules. With respect to these stockholder proposals for the 2009 annual meeting, the Company’s bylaws provide certain requirements for advance notification by stockholders of business to be conducted at annual meetings but not necessarily included in the Company’s proxy statement. In order to be timely, a stockholder notice must be delivered to or mailed and received in writing by the Company’s Secretary at the principal executive offices of the Company not less than 150 days prior to the date such meeting was held in the prior year (or, with respect to nominees for director, generally not less than 60 or greater than 90 days prior to the date of the meeting). These requirements are separate from and in addition to requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement.

OTHER MATTERS

The Board of Directors does not currently know of any other matters to be presented at the 2008 Annual Meeting. If any other matters properly come before the annual meeting, it is intended that the shares represented by Proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

By Order of the Board of Directors,

/s/ David S. Barlow
David S. Barlow
Chairman of the Board and Chief Executive Officer

April 11, 2008

MOLECULAR INSIGHT PHARMACEUTICALS, INC.
Annual Meeting of Stockholders, May 12, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
     The undersigned stockholder of Molecular Insight Pharmaceuticals, Inc. hereby appoints David S. Barlow and John E. McCray, or either of them, as proxies, each with the power to appoint a substitute, and hereby authorizes each of them to represent and vote all shares of Molecular Insight Pharmaceuticals, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders of Molecular Insight Pharmaceuticals, Inc., and at any adjournments or postponements thereof, to be held on Monday, May 12, 2008, at 10:00 a.m., local time, at the offices of Foley & Lardner LLP, 111 Huntington Avenue, Boston, MA 02199-7610, as indicated on the reverse side.
(Continued and to be signed on reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF MOLECULAR INSIGHT PHARMACEUTICALS, INC. May 12, 2008 MAIL -Date, sign and mail your proxy card in the envelope provided as soon as possible. -OR TELEPHONE -Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718921-8500 from foreign countries and follow the instructions. Have your proxy card available when you call. -OR INTERNET -Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. -OR IN PERSON -You may vote your shares in person by attending the Annual Meeting.
COMPANY NUMBER —
ACCOUNT NUMBER —
You may enter your voting instructions at 1-800-PROXIES in the United States or 1-718-921-8500 from foreign countries or www.voteproxy.com up until 11:59 PM Eastern Time the day before the cut-off or meeting date. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20330000000000000000 9 051208
1. ELECTION OF DIRECTORS: O Daniel Frank Class II O Lionel Sterling Class II O Scott Gottlieb, MD Class II FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: 2. —— — To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. — Signature of Stockholder Date: —— —
FOR AGAINST ABSTAIN RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS MOLECULAR INSIGHT PHARMACEUTICALS, INC.’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2008. The Board of Directors recommends a vote “FOR” each of the above proposals. This proxy will be voted as directed, or, if no direction is indicated, will be voted FOR each of the above proposals, and at the discretion of the persons named as proxies, upon such other matters as may properly come before the meeting. This proxy may be revoked at any time before it is voted. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE. Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.